Exhibit 23.1

Rosenberg Rich Baker Berman & Co
Certified Public Accountants
265 Davidson Avenue, Suite 210
Somerset, NJ 08873-4120
 Phone (908) 231-1000                    Fax (908) 231-6894

Consent of Independence Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 7, 2010 relating to the consolidated financial statements of iVoice, Inc., which appears in iVoice, Inc. Annual Report Form 10-K filed with the Securities and Exchange Commission.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern in Note 3 to the consolidated financial statements.

/s/Rosenberg Rich Baker Berman & Co
Somerset, New Jersey
January 20, 2011